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                                                                    EXHIBIT 23.1

   We have issued our report dated October 25, 1999 (except for the second paragraph of Note I-1, as to which the date is November 5, 1999 and the third paragraph of Note I-1, as to which the date is March 31, 2000), accompanying the financial statements of MindArrow Systems, Inc. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."

Grant Thornton LLP

Reno, Nevada

August 10, 2000